UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2007

EZENIA! INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25882	04-3114212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Celina Drive, Suite 17-18, Nashua, NH 03063
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (781) 505-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2007, Ezenia! Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Khoa D. Nguyen, Chairman, President and Chief Executive Officer of the Company.

Under the Employment Agreement, Mr. Nguyen is entitled to a base salary at an annualized rate to be established by the Board of Directors and is eligible to receive additional cash compensation under the Company’s annual incentive plan based upon specific financial and/or other targets as approved by the Compensation Committee of the Board of Directors. Mr. Nguyen is also eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company. In addition, the Company has agreed to procure life insurance coverage on behalf of Mr. Nguyen in the amount of $1.75 million.

In the event that Mr. Nguyen’s employment is terminated without cause (as defined in the Employment Agreement), dies or resigns on account of a change of status (as defined in the Employment Agreement), Mr. Nguyen is entitled to receive an amount equal to two times (1) the highest annual salary in effect for him during the 12-month period immediately preceding the date of termination and (2) his current targeted annual incentive bonus (as defined in the Employment Agreement) (or, if no annual incentive bonus is then in effect, then the highest annual incentive bonus or other aggregate bonus(es) actually paid to Mr. Nguyen in any of the three preceding fiscal years of the Company). In addition, all options and restricted stock awards held by Mr. Nguyen under the Company’s stock option plans shall become fully vested and exercisable. Mr. Nguyen and his spouse are also entitled to be covered under the Company’s medical insurance plans for their lives.

If the Company terminates Mr. Nguyen’s employment other than for cause either in anticipation of or as required to accomplish a change of control (as defined in the Employment Agreement) or within 24 months after a change of control, or Mr. Nguyen resigns on account of a change in status within 24 months of a change of control, Mr. Nguyen is entitled to receive a severance payment equal to four times the sum of (1) Mr. Nguyen’s base compensation for the Company’s fiscal year then in effect or if greater, Mr. Nguyen’s base compensation for the Company’s fiscal year immediately preceding the year in which such termination occurs, plus (2) Mr. Nguyen’s annual target incentive (as defined in the Employment Agreement) for the fiscal year then in effect (or, if no target incentive is in effect for such year, then the highest annual incentive bonus or other aggregate bonus(es) actually paid to Mr. Nguyen in any of the three preceding fiscal years). Effective upon a change of control, all options and restricted stock awards held by Mr. Nguyen under any of the Company’s stock option plans shall become exercisable and vested in full. In addition, Mr. Nguyen is entitled to receive a tax gross-up payment from the Company to cover any excise taxes imposed by Section 280G of the Internal Revenue Code.

In consideration for the Employment Agreement, Mr. Nguyen has agreed to a number of restrictive covenants, including restrictions on competition and solicitation of the Company’s employees, customers and suppliers for five years following the termination of his employment.

The Employment Agreement supersedes and replaces the existing employment agreement with Mr. Nguyen. The material terms of such agreement are summarized in the Definitive Proxy Statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on April 16, 2007, which summary is incorporated herein by reference.

The description of the Employment Agreement set forth above is a summary description and omits certain detailed terms set forth in the underlying document. The summary set forth above is qualified by the terms and conditions of the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                                Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of November 9, 2007, between the Company and Khoa D. Nguyen.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZENIA! INC.

Dated: November 14, 2007	By:	/s/ Roger N. Tuttle
Roger N. Tuttle
Chief Financial Officer and
Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of November 9, 2007, between the Company and Khoa D. Nguyen.